Exhibit 99.1

For release: May 5, 2015	Contact: Brian Dingerdissen
Desk.610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Desk.610.645.1095
Mobile.484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA ANNOUNCES FIRST QUARTER RESULTS

Net income up 13.3 percent

Municipal acquisitions completed in Pennsylvania and Illinois

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2015. First quarter income from continuing operations per share increased to $0.27 compared to $0.24 in the same period of 2014. Net income was up 13.3 percent to $48.5 million compared to $42.9 million in the first quarter of 2014.

“We are pleased to report another strong quarter of performance for our customers, employees, and shareholders,” said Aqua America’s Chairman and CEO Nicholas DeBenedictis. “I believe we are well on our way to our 16th consecutive year of earnings growth, and this is reflective of the company’s financial strength and employee productivity.”

Revenue for the quarter was $190.3 million versus $182.7 million in the first quarter of the prior year, a 4.2 percent increase. Operations and maintenance expenses increased just $1.5 million, a modest 2.1 percent in the first quarter versus the same period in 2014. Aqua America continues to maintain its status as one of the most efficient utilities in America. Despite another winter with adverse weather conditions, which caused abnormally high occurrences of main breaks, management’s long-term focus on investing capital in our systems allowed the company to reliably and efficiently serve its customers while maintaining an industry-leading regulated segment efficiency ratio adjusted for purchased water (a non-GAAP financial measure) of 34.4 for the trailing 12-month period.

On April 24, 2015, Aqua’s Board of Directors approved a $0.165 per share dividend, which is payable on June 1, 2015, reflecting an increase of 8.6 percent compared to the $0.152 per share paid in the same quarter of 2014. The company has paid consecutive quarterly dividends for the last 70 years, increasing the dividend for 23 straight years.

In the first quarter, the company invested $70.3 million in infrastructure improvements as part of its 3-year, billion-dollar capital investment program. These capital investments allow the company to continue to provide reliable service to nearly 3 million people in the eight states in which it has regulated operations.

Year-to-date, Aqua’s state subsidiaries have received a total of nine rate awards or infrastructure surcharges. Together, these awards are projected to provide $3.8 million in annualized revenue.

So far in 2015, Aqua America subsidiaries have completed municipal acquisitions in Illinois and Pennsylvania. On April 30th, the company acquired the North Maine Utilities (NMU) water and wastewater systems, which serve more than 44,000 people through 4,700 metered water connections and almost 2,500 wastewater connections. Under the agreement, which was approved by the Illinois Commerce Commission on April 1st, Aqua Illinois purchased the collective municipal systems for $22 million. The NMU acquisitions represent the largest municipal acquisition Aqua has completed in 16 years.

Aqua Pennsylvania, the company’s largest subsidiary, today completed the municipal acquisition of Mt. Jewett’s drinking water system in the northwestern part of the state. Mt. Jewett’s water system serves approximately 1,500 people and was purchased for approximately $1.3 million. The NMU and Mt. Jewett water systems respectively bring the number of municipal deals the company has completed to eight in the last two years.

Aqua subsidiaries purchased two other water systems in 2015 including Venter Heights in King William County, Virginia and Seaview Harbor in Egg Harbor Township, New Jersey. In 2015, the company expects to complete between 15 and 20 acquisitions contributing to customer growth of between 1.5 and 2 percent, providing the greatest customer growth since 2008.

“Our acquisition pipeline is very promising,” said DeBenedictis. “As mentioned previously, we see acquisition potential among the privately owned systems and, more recently, the municipal sector, of which the North Maine Utilities and Mt. Jewett transactions are great examples. Our expertise, financial strength and industry-leading position allow Aqua America subsidiaries to competitively bid for water and wastewater systems, especially those that have neglected to invest in infrastructure over time. These opportunities allow us to provide better service for these customers.”

Additionally, the contributions of the company’s non-regulated business to its total revenue increased in the first quarter of 2015. Aqua Resources’ revenue increased $5.3 million in the first three months of 2015, compared to the same period in 2014. The company’s Aqua Infrastructure Rehabilitation Company (AIRCo) business unit, formerly known as Tri-State Grouting LLC, which was acquired in August 2014, provided revenue of $4.6 million. AIRCo specializes in storm water and wastewater pipeline rehabilitation services, which are in high demand due to the nation’s rapidly aging infrastructure. Aqua Resources’ revenue for the full year is expected to increase to more than $30 million, compared to $23.7 million in 2014. Given the current energy market, the company’s joint venture to provide water to Marcellus Shale drillers continues to underperform in the short term and expects to deliver positive results over the long term.

As of March 31, 2015, Aqua America’s weighted average cost of fixed-rate, long-term debt was 4.84 percent, and the company had $193 million available on its credit lines. In September 2014, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Aqua’s largest subsidiary. Of the 221 regulated utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

The company’s conference call with financial analysts will take place on Wednesday, May 6, 2015 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties can listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 6, 2015 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5517758). International callers can dial 719.457.0820 (pass code 5517758).

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s expectation for year-over-year earnings growth; the company’s continued ability to adapt itself for the future; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the company’s expectation to acquire between 15 and 20 systems and to grow the customer base between 1.5 percent and 2.0 percent; the company’s ability to competitively bid for and acquire municipal and private water and wastewater utilities; the estimated revenues from rate awards received; the company’s estimated revenue growth for its non-regulated businesses; the company’s ability to continue to deliver results; the company’s ability to fund needed infrastructure due to its financial position; the company’s continuation of investments in strategic ventures; the company’s ability to continue to deliver strong results; and, the company’s ability to grow its dividend and to grow earnings. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2015	2014

Operating revenues	$190,326	$182,672

Income from continuing operations	$48,545	$42,401

Net income attributable to common shareholders	$48,545	$42,859

Basic income from continuing operations per common share	$0.27	$0.24
Diluted income from continuing operations per common share	$0.27	$0.24

Basic net income per common share	$0.27	$0.24
Diluted net income per common share	$0.27	$0.24

Basic average common shares outstanding	176,888	176,839
Diluted average common shares outstanding	177,792	177,810

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2015	2014

Operating revenues	$190,326	$182,672

Cost & expenses:
Operations and maintenance	73,189	71,686
Depreciation	30,500	30,981
Amortization	849	1,133
Taxes other than income taxes	14,621	12,102

Total	119,159	115,902

Operating income	71,167	66,770

Other expense (income):
Interest expense, net	18,665	19,310
Allowance for funds used during construction	(1,182)	(1,167)
(Gain) loss on sale of other assets	(169)	348
Equity loss in joint venture	714	686

Income from continuing operations before income taxes	53,139	47,593
Provision for income taxes	4,594	5,192

Income from continuing operations	48,545	42,401

Discontinued operations:
Income from discontinued operations before income taxes	—	772
Provision for income taxes	—	314

Income from discontinued operations	—	458

Net income attributable to common shareholders	$48,545	$42,859

Income from continuing operations per share:
Basic	$0.27	$0.24
Diluted	$0.27	$0.24

Income from discontinued operations per share:
Basic	$—	$0.00
Diluted	$—	$0.00

Net income per common share:
Basic	$0.27	$0.24
Diluted	$0.27	$0.24

Average common shares outstanding:
Basic	176,888	176,839

Diluted	177,792	177,810

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2015	December 31, 2014

Net property, plant and equipment	$4,433,144	$4,401,990
Current assets	164,225	152,522
Regulatory assets and other assets	880,363	852,240

	$5,477,732	$5,406,752

Total equity	$1,676,294	$1,655,383
Long-term debt, excluding current portion	1,594,980	1,560,655
Current portion of long-term debt and loans payable	80,104	77,013
Other current liabilities	125,015	148,322
Deferred credits and other liabilities	2,001,339	1,965,379

	$5,477,732	$5,406,752

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measures for continuing operations

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

Regulated segment - Efficiency Ratio adjusted for Purchased Water

Trailing twelve months ended March 31, 2015

Operating revenues (GAAP financial measure)	$758,422
Purchased Water	19,480

Adjusted operating revenues (Non-GAAP financial measure)	$738,942

Operations and maintenance expense (GAAP financial measure)	$273,316
Purchased Water	19,480

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$253,836

Regulated segment efficiency ratio (GAAP financial measure)	36.0%

Regulated segment efficiency ratio adjusted for Purchased Water (Non-GAAP financial measure)	34.4%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies.

Regulated segment - Efficiency Ratio is adjusted for Purchased Water. Information referring to “Purchased Water” refers to expense related to cost of water purchased from other non-affiliated utilities. This “Purchased Water” expense amount is deducted from the operating revenues amount and the operations and maintenance expense amount to calculate the efficiency ratio adjusted for Purchased Water.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

WTRF